Exhibit 99.5

STOCK ORDER FORM SEND OVERNIGHT PACKAGES TO: Raymond James & Associates, Inc. Lake Shore Stock Information Center PO Box 2506 Chicago, IL 60690 (800) 552-2535

Deadline: The Subscription Offering ends at 2:00 p.m., Eastern Time, on [Expiration Date]. Your original Stock Order Form, properly executed and with the correct payment, must be received (not postmarked) by the deadline or it will be considered void. You may submit the Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to our main office, which is located at 31 East Fourth Street, Dunkirk, New York 14048, or by mail using the Stock Order Reply Envelope provided. You may not hand-deliver Stock Order Forms to our other offices. Faxes or copies of this form may not be accepted. Lake Shore Bancorp, Inc. reserves the right to accept or reject improperly completed stock order forms.

PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE AREAS – READ THE ENCLOSED STOCK ORDER FORM INSTRUCTIONS AS YOU COMPLETE THIS FORM

(1) Number of Shares	Price Per Share	(2) Total Amount Due

THE MINIMUM PURCHASE IS 25 SHARES ($250). No person may purchase more than 150,000 shares ($1,500,000). Also, no person together with an associate or group of persons acting in concert may purchase more than 150,000 shares ($1,500,000).

	X $10.00 =	$

(3a) Method of Payment – Cash, Check or Money Order Enclosed is cash, a personal check, bank check or money order made payable to Lake Shore Bancorp, Inc. in the amount of:	$
Checks will be cashed upon receipt.

(3b) Method of Payment – Certificate or Savings Account Withdrawal ONLY

The undersigned authorizes withdrawal from the Lake Shore Savings Bank deposit account(s) listed below. There will be no early withdrawal penalty applicable for withdrawals authorized on this form. Funds designated for withdrawal must be in the account(s) listed at the time this form is received. Lake Shore Savings Bank IRAs or accounts with check-writing privileges may NOT be listed for direct withdrawal below.

Lake Shore Savings Bank Deposit Account Number(s)		Withdrawal Amount(s)
$
$
$
Total Withdrawal Amount		$

(4) Purchaser Priority- Check ONLY the first box that applies to the purchaser(s) listed in Section 9.

Subscription Offering

a.

Eligible Account Holders – Depositors of Lake Shore Savings Bank with aggregate deposit balances of $50 or more at the close of business on December 31, 2023. Enter information in Section 9 for all deposit accounts that you had at Lake Shore Savings Bank on this date.

b.

Supplemental Eligible Account Holders – Depositors of Lake Shore Savings Bank with aggregate deposit account balances of $50 or more at the close of business on [Supp Eligible Date]. Enter information in Section 9 for all deposit accounts that you had at Lake Shore Savings Bank on this date.

c.

Other Members – Depositors of Lake Shore Savings Bank at the close of business on [Record Date] who are not Eligible Account Holders or Supplemental Eligible Account Holders. Enter information in Section 9 for all deposit accounts that you had at Lake Shore Savings Bank on this date.

Community Offering

d.	Local Community – Natural persons (including trusts of natural persons) residing in the New York Counties of Chautauqua, Erie or Cattaraugus

e.	Public Shareholder – Lake Shore Bancorp, Inc.’s public stockholders at the close of business on [Record Date].

f.	General Public – Check here if none of the above priorities apply to you.

(5) Check if you are a Lake Shore Savings Bank, Lake Shore Bancorp, Inc. or Lake Shore, MHC:

Director Officer Employee, or Immediate family member, as defined in the Stock Order Form Instructions

(6) Maximum Purchaser Identification:

Check here if you, individually or together with others (see section 7), are subscribing for the maximum purchase allowed and are interested in purchasing more shares if the maximum purchase limitation is increased. See Item 1 of the Stock Order Form Instructions.

(7) Associates/Acting in Concert:

Check here if you, or any associates or persons acting in concert with you (defined on reverse side), have submitted other orders for shares. If you check this box, list below all other orders submitted by you or your associates or by persons acting in concert with you.

Name(s) listed in Section 8 on other Order Forms	Shares Ordered	Name(s) listed in Section 8 on other Order Forms	Shares Ordered

(8) Stock Registration: (to appear on stock registration statement) Please PRINT legibly and fill out completely

Form of Ownership (check one box and fill in SS# or Tax ID #):		IRA /Qualified Plan Order IRA or other qualified plan

Individual Tenants in Common Uniform Transfers to Minors Act (minor SS#)	SS or Tax ID Reporting è	TTEE Tax ID# è –

Joint Tenants Corporation /Partnership) Trust – Under Agreement Dated è	SS or Tax ID Other è	Owner SS# è – –

Name
Name
Address				Daytime Telephone #
City	State	Zip Code	County	Evening Telephone #

(9) Qualifying Accounts: You should list any accounts that you have or had with Lake Shore Savings Bank in the box below. SEE THE STOCK ORDER FORM INSTRUCTIONS FOR FURTHER DETAILS. All subscription orders are subject to the provisions of the stock offering as described in the prospectus. Attach a separate page if additional space is needed. Failure to list all of your accounts may result in the loss of part or all of your subscription rights if the offering is oversubscribed.

NAMES ON ACCOUNTS	ACCOUNT NUMBERS

(10) Acknowledgement, Certification and Signature:

I understand that to be valid, this form, properly completed, together with full payment or withdrawal authorization, must be received by Lake Shore Bancorp, Inc. (not postmarked) no later than 2:00 p.m., Eastern Time, on [Expiration Date] otherwise this form and all of my subscription rights will be void. (continued on reverse)

*** ORDER NOT VALID UNLESS SIGNED ***

ONE SIGNATURE REQUIRED, UNLESS SECTION (3b) OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL IF SIGNING AS A CUSTODIAN, TRUSTEE, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE.

Signature	Date	Signature	Date

Internal Use Only: Date Rec’d / Check# $ Check# $ Batch# Order # Priority

(7) Associates/Acting in Concert (continued from front side of Stock Order Form)

Associate – The term “associate” of a person means:

1)

any corporation or organization, other than Lake Shore Savings Bank, Lake Shore Bancorp, Inc., Lake Shore MHC or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or, directly or indirectly, 10% or greater beneficial stockholder;

2)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

3)	any blood or marriage relative of the person, who either resides with the person or who is a director, trustee, corporator or officer of Lake Shore Savings Bank or Lake Shore Bancorp, Inc.

Acting in Concert – The term “acting in concert” means:

1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

2)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons shares a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to Lake Shore Bancorp, Inc. or other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Please see the Prospectus section entitled “The Reorganization and the Offering – Additional Limitations on Common Stock Purchases” for more information on purchase limitations and a more detailed description of “associates” and “acting in concert.”

(10) Acknowledgement, Certification and Signature (continued from front side of Stock Order Form)

I agree that after receipt by Lake Shore Bancorp, Inc., this Stock Order Form may not be modified or cancelled without Lake Shore Bancorp, Inc.’s consent, and that if withdrawal from a deposit account has been authorized, the authorized amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale of such shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding.] I acknowledge that my order does not conflict with the maximum purchase limitation of $1,500,000 for any individual or $1,500,000 with associates of, or persons acting in concert with, such person, or entity, in all categories of the offering, combined as set forth in the Plan of Conversion and Reorganization and the Prospectus, dated    .

Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Subscription rights are only exercisable by completing and submitting a Stock Order Form, with full payment for the shares subscribed for. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, to the account of another.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Federal Reserve Bank of New York at [Phone Number].

I further certify that, before subscribing for the common stock of Lake Shore Bancorp, Inc., I received the Prospectus, dated    and that I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment described in the “Risk Factors” section, which risks include but are not limited to the following:

RISK FACTORS

Risks Related to our Lending Activities

1)

We have a substantial amount of commercial real estate and commercial business loans, and we intend to continue to increase our originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

2)	We have a significant number of loans secured by real estate, and a downturn in the local real estate market could negatively impact our profitability.
3)	Our non-residential, non-owner-occupied real estate loans may expose us to increased credit risk.
4)	Our historical emphasis on residential mortgage loans exposes us to lending risks.
5)	Deteriorating credit quality could adversely affect our earnings.
6)	We have extended off-balance sheet commitments to borrowers which expose us to credit and interest rate risk.

Risks Related to our Business

7)	Low demand for real estate loans may lower our profitability.
8)	We depend on our executive officers and key personnel to implement our business strategy and could be harmed by the loss of their services.
9)	Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.
10)	The results of our operations may be adversely affected by environmental conditions.
11)

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

12)	Acquisitions may disrupt our business and dilute stockholder value.
13)	Competition in our primary market area may reduce our ability to attract and retain deposits and originate loans.
14)	Our asset size may make it more difficult for us to compete.

Risks Related to Interest Rates and Liquidity

15)	Changes in interest rates could adversely affect our results of operations and financial condition.
16)	We are subject to certain risks with respect to liquidity.
17)	Adverse developments affecting the financial services industry, such as bank failures or concerns involving liquidity, may have a material impact on our operations.
Risks	Related to Economic Conditions
18)	High inflation levels could adversely impact our business and results of operations.
19)	Changes in the Federal Reserve Board’s monetary or fiscal policies could adversely affect our results of operations and financial condition.

Risks Related to Operations

20)	We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches
21)	We rely on third party vendors, which could expose us to and have exposed us to additional cybersecurity risks.
22)	We continually encounter technological change.
23)	We may be subject to risks and losses resulting from fraudulent activities that could adversely impact our financial performance and results of our operations

Risks Related to Laws and Regulations

24)	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations.
25)	Non-compliance with the USA PATRIOT Act, Bank Secrecy Act and related regulations may subject us to fines or sanctions.
26)	We are subject to the Community Reinvestment Act (“CRA”) and fair lending laws, and failure to comply with these laws could lead to material penalties.
27)

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, or it may only be available on unacceptable terms, which would adversely affect our financial condition and results of operations.

28)	The Federal Reserve Board may require us to commit capital resources to support Lake Shore Savings Bank, and we may not have sufficient access to such capital resources.
29)

We qualify as a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors

Other Risks Related to Our Business

30)	We are a community bank and our ability to maintain a reputation, which is critical to the success of our business, may materially adversely affect our performance.
31)	Legal and regulatory proceedings and related matters could adversely affect us
32)	Severe weather, acts of terrorism geopolitical and other external events could impact our ability to conduct business.
33)

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud, and, as a result, stockholders and depositors could lose confidence in our financial reporting, which would adversely affect our business, the trading price of our stock and our ability to attract additional deposits.

Risks Related to the Stock Offering

34)

We will have a relatively high capital level after completion of the conversion and stock offering. We expect our return on equity will be low following the stock offering, which would negatively affect the trading price of our shares of common stock.

35)	The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.
36)	We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds may have an adverse effect on financial performance.
37)	Our stock-based benefit plans will increase our expenses and reduce our income.
38)	The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.
39)

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion and stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

40)	Various factors may make takeover attempts more difficult to achieve.
41)

Our articles of incorporation provide that, subject to limited exception, state and federal courts in Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

42)	There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.
43)	You may not revoke your decision to purchase Lake Shore Bancorp common stock in the subscription offering or any community offering after you send us your order.

EXECUTION OF THIS CERTIFICATION FORM WILL NOT CONSTITUTE A WAIVER OF ANY RIGHTS THAT A PURCHASER MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934, BOTH AS AMENDED.

Lake Shore Bancorp, Inc. Stock Order Form Instructions

Stock Order Form Instructions – All orders are subject to the provisions of the stock offering as described in the prospectus.

Item 1 and 2 – Number of Shares and Total Amount Due – Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum number of shares of common stock you may order is 25 shares ($250). The maximum number of shares that can be ordered by any person in the offering, or persons exercising subscription rights through a single qualifying account held jointly, is 150,000 shares ($1,500,000), and no person together with an associate or group of persons acting in concert may purchase more than 150,000 shares ($1,500,000) in the offering. Please see the Prospectus section entitled “The Conversion and Stock Offering – Additional Limitations on Common Stock Purchases” for more specific information.

Item 3a – Payment by Check, Money Order or Cash – Payment for shares may be made by personal check, bank check or money order payable to Lake Shore Bancorp, Inc. Cash will only be accepted at Lake Shore Savings Bank’s main office and will be converted to a bank check. DO NOT MAIL CASH. Funds received during the offering will be held in a segregated account at Lake Shore Savings Bank and will earn interest at a rate of [Interest Rate]% per annum until completion or termination of the offering.

Item 3b – Payment by Account Withdrawal – To pay by withdrawal from a savings account or certificate of deposit at Lake Shore Savings Bank, insert the account number(s) and the amounts(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box on the front of the Stock Order Form. To withdraw from an account with check writing privileges, please write a check. Lake Shore Savings Bank will waive any applicable penalties for early withdrawal from certificate of deposit accounts (CDs) for the purpose of purchasing stock in the offering. A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn. Payments will remain in account(s) until the offering closes and will earn their respective rate of interest, but will not be available for your use until the completion of the transaction.

Item 4 – Purchaser Priority – Check the appropriate box to tell us the earlier of the three dates that applies to you and any others subscribing for shares with this order form. If boxes (a), (b) and (c) do not apply to you, then check the Local Community, Public Stockholder, or General Public box, as appropriate.

Item 5 – Management/Employee/Family – Check the appropriate box if you are a Lake Shore, MHC, Lake Shore Bancorp, Inc. or Lake Shore Savings Bank: director, officer, employee or immediate family member. “Immediate Family” includes the spouse, parents, siblings and children who live in the same house as the director, officer, or employee.

Item 6 – Maximum Purchase – Please check the box, if applicable. If you check the box but have not subscribed for the maximum amount and did not complete Item 7, you may not be eligible to purchase more shares in the event maximum purchase limitations are increased.

Item 7 – Associates/Acting in Concert – Check the box, if applicable, and provide the requested information. Attach a separate page, if necessary. In the Prospectus dated [Date], please see the section entitled “The Conversion and Stock Offering – Additional Limitations on Common Stock Purchases” for more information regarding the definition of “associate” and “acting in concert.”

Item 8 – Stock Registration – The stock transfer industry has developed a uniform system of stockholder registrations that we will use in the issuance of Lake Shore Bancorp, Inc. common stock. See the reverse side of this form for further details regarding common forms of stock registration. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of stock, please consult your legal advisor or contact the Stock Information Center at (800) 552-2535. Subscription rights are not transferable. If you are an eligible account holder or other member, as defined in the Prospectus, to protect your priority rights over other purchasers as described in the Prospectus, you must take ownership in at least one of the account holder’s names. NOTE FOR FINRA MEMBERS: If you are a member of the Financial Industry Regulatory Authority (“FINRA”), or a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this subscription in writing to the applicable department of the FINRA member firm within one day of payment thereof.

Item 9 – Qualifying Accounts – List all qualifying accounts that you had with Lake Shore Savings Bank if you checked off boxes (a), (b) or (c) in Item 4. For example, if you are ordering stock in just your name, you should list all of your account numbers that you were a qualifying customer of Lake Shore Savings Bank. Similarly, if you are ordering stock jointly with another customer, you should list all account numbers under which either of you are owners, i.e., individual accounts, joint accounts, etc. If you are ordering stock in your minor child’s or grandchild’s name under the Uniform Transfers to Minors Act, the minor must have had an account number date corresponding to the box checked in Item 4, and you should list only their account number(s). If you are ordering stock as a corporation, partnership or other legal business entity, you need to list just that entity’s account number(s), as your individual account number(s) do not qualify. Failure to list all of your qualifying account numbers may result in the loss of part or all of your subscription rights if the offering is oversubscribed.

Item 10 – Acknowledgement, Certification & Signature – Sign and date the form where indicated. Before you sign please carefully review the information you have provided and read the acknowledgement and both sides of the Stock Order Form. Only one signature is required, unless any account listed in section 3b of this form requires more than one signature to authorize a withdrawal. Please review the Prospectus before making an investment decision.

If you have any questions regarding the offering, please call our Stock Information Center at (800) 552-2535 to speak to a representative of Raymond James & Associates, Inc. Representatives are available by telephone Monday – Friday, 10:00 a.m. – 4:00 p.m., Eastern Time. You may want to meet in person with a representative by visiting our main branch located at our office at 31 East Fourth Street, Dunkirk, New York. The Stock Information Center will be closed on weekends and bank holidays.

(See Reverse Side for Stock Ownership Guide)

Lake Shore Bancorp, Inc. Stock Order Form Instructions

Stock Ownership Guide

Individual – The stock is to be registered in one individual’s name only. Provide only this individuals information.

Joint Tenants – Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common – Tenants in common may also identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.

Corporation/Partnership – Corporations, partnerships or other legal business entities may purchase stock. Please provide the corporation or partnership’s legal name and Tax I.D. To have subscription rights within a customer priority, the corporation or partnership must have an account in its legal name and Tax I.D. Please contact the Stock Information Center to verify customer rights and purchase limitations.

Uniform Transfers to Minors Act (“UTMA”) – For residents of New York and many states, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Transfers to Minors Act. In this form of ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated.

Registration for UTMA:  On Name Line 1: print the name of the custodian followed by the abbreviation “CUST”

On Name Line 2: FBO (for benefit of) followed by the name of the minor, followed by UTMA-MA (or your state’s abbreviation)

List only the minor’s social security number on the form.

Fiduciary/Trust – Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity. To have subscription rights within a customer priority, the fiduciary or trust must have an account in its legal name and Tax I.D. Please contact the Stock Information Center to verify customer rights and purchase limitations.

Instructions: On the first name line, print the first name, middle initial, and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title, such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.) In the blank after “Under Agreement Dated” form of ownership box, fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

Individual Retirement Accounts – Individual Retirement Account (“IRA”) holders may potentially make stock purchases from their existing IRA if it is a self-directed IRA, or through a prearranged “trustee-to-trustee” transfer if their IRA is currently at Lake Shore Savings Bank. The stock cannot be held in a Lake Shore Savings Bank account. Please contact your broker or self-directed IRA provider as quickly as possible to explore this option, as it may take a number of weeks to complete a trustee-to-trustee transfer and place a subscription in this manner.

IRA registration:  On Name Line 1 – list the name of the broker or trust department followed by CUST or TRUSTEE.

On Name Line 2 – FBO (for benefit of) YOUR NAME [IRA a/c #   ].

Address will be that of the broker/trust department to where the ownership statement will be sent.

List the Social Security/Tax I.D. numbers of the trustee’s and IRA/Qualified Plan Order owner in the lines as indicated.

Please list your phone numbers, not the phone numbers of your broker / trust department.

If you have any questions regarding the offering, please call our Stock Information Center at (800) 552-2535 to speak to a representative of Raymond James & Associates, Inc. Representatives are available by telephone Monday – Friday, 10:00 a.m. – 4:00 p.m., Eastern Time. You may want to meet in person with a representative by visiting our main office located at our office at 31 East Fourth Street, Dunkirk, New York. The Stock Information Center will be closed on weekends and bank holidays.

(See Reverse Side for Stock Order Form Instructions)